Exhibit 10.5

AMENDMENTS TO RESTRICTED STOCK AGREEMENTS
JULY 1, 2004

     On June 2, 2004, the Board of Directors of the Corporation adopted resolutions providing that all shares of the corporations listed below heretofore issued as distributions or otherwise in respect of outstanding restricted shares of Common Stock of the Corporation held by the directors and executive officers of the Corporation listed below, shall be deemed fully earned effective as of July 1, 2004:

	Conexant	ArvinMeritor,	The Boeing	Skyworks	Mindspeed
Director or Officer	Systems, Inc.	Inc.	Company	Solutions, Inc.	Technologies, Inc.
Davis, Don H., Jr.	21,958	3,541.500	1,188	7,707	7,319
Gray, William H., III	—	44.025	14	—	—
McCormick, William T., Jr.	1,200	199.500	32	421	400
Toot, Joseph F., Jr.	800	99.999	—	280	266